Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-269000 and 333-259771), the Registration Statements on Form S-3 (Nos. 333-267236 and 333-230016), and the Registration Statements on Form S-8 (Nos. 333-259127 and 333-270828) of Indaptus Therapeutics, Inc. (the “Company”) of our report dated March 13, 2024, relating to our audits of the Company’s consolidated financial statements as of December 31, 2023 and 2022, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission.

Our report dated March 13, 2024 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, and has limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Haskell & White LLP
HASKELL & WHITE LLP
Irvine, California
March 13, 2024